Exhibit 99.01

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Immersion Corporation Reports Second Quarter 2013 Results

Record Revenue for Second Quarter Period

SAN JOSE, Calif., August 1, 2013 — Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the second quarter ended June 30, 2013.

Total revenues for the second quarter of 2013 were $10.2 million, an increase of 58% compared to $6.5 million for the second quarter of 2012. Royalty and license revenues of $10.0 million for the second quarter of 2013 were up 68% from the same period last year. Net income for the second quarter of 2013 was $776,000, or $ 0.03 per share. This compares to a net loss of $(2.2 million), or $(0.08) per share, for the second quarter of 2012. Adjusted EBITDA for the second quarter of 2013 was $2.4 million, compared to a loss of $(938,000) in the second quarter of 2012.

“Immersion continued to execute in the June quarter, posting tremendous growth year-over-year and achieving record revenues for the second quarter period along with solid profitability,” said Vic Viegas, chief executive officer of Immersion. “We were very pleased to add Sharp as a new licensee of our software during the quarter and to see our partners continue to launch new products showcasing our technologies. Given the current license agreements in place, we believe we have good visibility and predictable revenue growth over the next 12-24 months. In addition, we are also excited about the new growth opportunities in the mobile, gaming and auto markets and are also working diligently to lay the foundation to further expand our addressable markets and long-term growth engine through continued innovation.”

“As we enter the second half of the year, we remain on track to achieve record top-line results in 2013 and expect annual revenues to be in the range of $45 million to $48 million, an increase of between 40% and 49% over last year’s revenue of $32.2 million. In addition, we continue to anticipate Adjusted EBITDA for 2013 to be in the range of $12 million to $15 million,” concluded Mr. Viegas.

As of June 30, 2013, Immersion’s cash, cash equivalents, and short-term investments were $63.9 million, compared to $43.5 million as of December 31, 2012.

Corporate Highlights

Recently:

•	Sharp entered a new license agreement with Immersion for its TouchSense® and Integrator software. Offered through DOCOMO, the AQUOS SH-06E smartphone is Sharp’s first device using Immersion’s haptics.

•

Power A, the company behind the leading MOGA™ Mobile Gaming System, and Immersion announced a collaboration where Immersion’s haptic technology will be used to add rumble effects to the next generation MOGA Power Series Pro mobile controller.

•	Immersion expanded its Haptic SDK functionality with new plug-ins and integrations into three top game development platforms- Unity, GameMaker: Studio, and Marmalade.

•

Immersion released Haptic Muse, a preview app on Google Play designed to inspire creativity for game developers. The developer tool kit includes the Haptic SDK’s library of 124 pre-designed haptic effects.

Conference Call Information

Immersion will host a conference call with company management on Thursday, August 1, 2013 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the second quarter ended June 30, 2013. To participate on the live call, analysts and investors should dial +1-877-941-2068 at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ: IMMR) is the leading innovator in haptic technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1,300 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life. Hear what we have to say at blog.immersion.com.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding our expectations relating our visibility and predictable revenue growth over the next 12-24 months, our expectations relating to new growth opportunities and the expansion of addressable markets and long-term growth and our expectation that revenues for 2013 will be in the range of $45 million to $48 million and adjusted EBITDA for 2013 will be in the range of $12 million to $15 million.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; failure to retain key personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s most recent Quarterly Report on Form 10-Q which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, TouchSense, HD Haptics and Reverb are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

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Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2013 (Unaudited)	December 31, 2012 (1)
ASSETS
Cash and cash equivalents	$6,904	$4,558
Short-term investments	56,982	38,988
Accounts and other receivables, net	873	1,878
Inventories	41	141
Deferred income taxes	165	165
Prepaid expenses and other current assets	945	706

Total current assets	65,910	46,436
Property and equipment, net	1,118	1,281
Intangibles and other assets, net	16,575	15,725

TOTAL ASSETS	$83,603	$63,442

LIABILITIES
Accounts payable	$598	$338
Accrued compensation	2,459	2,502
Other current liabilities	1,035	1,022
Deferred revenue and customer advances	13,990	3,934

Total current liabilities	18,082	7,796
Long-term deferred revenue	8,817	10,221
Deferred income tax liabilities	165	165
Other long-term liabilities	573	619

TOTAL LIABILITIES	27,637	18,801
STOCKHOLDERS’ EQUITY	55,966	44,641

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$83,603	$63,442

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Royalty and license	$9,980	$5,930	$23,629	$15,015
Product sales	13	344	32	616
Development contracts and other	208	202	400	536

Total revenues	10,201	6,476	24,061	16,167

Costs and expenses:
Cost of revenues	127	214	275	529
Sales and marketing	2,294	1,694	4,541	3,440
Research and development	2,663	2,124	5,236	4,318
General and administrative	3,976	4,361	10,114	9,132
Amortization and abandonment of intangibles	383	393	877	734

Total costs and expenses	9,443	8,786	21,043	18,153

Operating Income (loss)	758	(2,310)	3,018	(1,986)
Interest and other income	28	68	38	78

Income (loss) from continuing operations before provision for income taxes	786	(2,242)	3,056	(1,908)
Provision for income taxes	(10)	(66)	(27)	(619)

Income (loss) from continuing operations	776	(2,308)	3,029	(2,527)
Discontinued operations:
Gain on sales of discontinued operations	—	153	—	153

Net Income (loss)	$776	$(2,155)	$3,029	$(2,374)

Basic net income (loss) per share
Continuing operations	$0.03	$(0.08)	$0.11	$(0.09)
Discontinued operations	$0.00	$0.00	$0.00	$0.00

Total	$0.03	$(0.08)	$0.11	$(0.09)

Shares used in calculating basic net income (loss) per share	28,146	28,058	27,787	28,000

Diluted net income (loss) per share
Continuing operations	$0.03	$(0.08)	$0.10	$(0.09)
Discontinued operations	$0.00	$0.00	$0.00	$0.00

Total	$0.03	$(0.08)	$0.10	$(0.09)

Shares used in calculating diluted net income (loss) per share	29,293	28,058	28,912	28,000

Immersion Corporation

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
GAAP Net Income (Loss)	$776	$(2,155)	$3,029	$(2,374)
Interest and other income	(28)	(68)	(38)	(78)
Provision for income taxes	10	66	27	619
Depreciation and amortization	149	161	313	327
Amortization and abandonment of intangibles	383	393	877	734
Stock-based compensation	1,151	818	2,189	1,538
Discontinued operations	—	(153)	—	(153)

Total adjustments	1,665	1,217	3,368	2,987
Adjusted EBITDA	$2,441	$(938)	$6,397	$613